Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-61453, 333-61455, 333-60020, 333-62598, 333-136839, 333-149205 and 333-159434) of our reports dated May 22, 2012, with respect to the consolidated financial statements and schedule of Haemonetics Corporation and subsidiaries and the effectiveness of internal control over financial reporting of Haemonetics Corporation and subsidiaries, included in this Annual Report (Form 10-K) for the fiscal year ended March 31, 2012.

/s/ Ernst & Young LLP

Boston, Massachusetts
May 22, 2012